Exhibit 99.1
Applied Molecular Transport Reports Third Quarter 2023 Financial Results
Company Entered into Definitive Merger Agreement with Cyclo Therapeutics
Cash and Cash Equivalents of $18.1 million, as of September 30, 2023
SOUTH SAN FRANCISCO, Calif., November 9, 2023 — Applied Molecular Transport Inc. (Nasdaq: AMTI) (AMT), a biopharmaceutical company, today reported financial results for the third quarter ended September 30, 2023.
Recent Business Highlights and Anticipated Milestones
•Entered into a definitive merger agreement with Cyclo Therapeutics
◦Combined company will operate as Cyclo Therapeutics with primary focus on advancing Trappsol® Cyclo™ for the treatment of Niemann-Pick Disease Type C1 (NPC1)
◦The merger is expected to close by year end 2023
◦Upcoming milestones include completion of enrollment in pivotal Phase 3 clinical trial in NPC1, reporting top line data and preparation for NDA submission
Financial Results for the Third Quarter Ended September 30, 2023
Research and development (R&D) expenses. Total R&D expenses for the third quarter of 2023 were $0.3 million, compared to $18.2 million for the same period in 2022. The overall decrease was attributable to our restructuring of operations, related reductions in workforce implemented in March 2023 and discontinuing all research and development activities.
General and administrative (G&A) expenses. Total G&A expenses for the third quarter of 2023 were $7.0 million, compared to $7.3 million for the same period in 2022. The overall decrease was attributable to our restructuring of operations and related reductions in workforce implemented in March 2023.
Net loss. Net loss for the third quarter of 2023 was $6.9 million, compared to $25.2 million for the same period in 2022. Operating expenses for the third quarter of 2023 were $7.2 million and interest income was $0.3 million.
Cash and cash equivalents. As of September 30, 2023, cash and cash equivalents were $18.1 million.
About Applied Molecular Transport Inc.
AMT is a clinical-stage biopharmaceutical company that has a proprietary technology platform that enables the design of novel biologic product candidates in patient-friendly oral dosage forms.
For additional information on AMT, please visit www.appliedmt.com.
Forward-Looking Statements
This press release contains forward-looking statements as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this press release are forward-looking statements including statements relating to AMT’s plans, expectations, forecasts and future events. Such forward-looking statements include, but are not limited to, statements regarding the ability of AMT to enter into a strategic transaction and sufficiency of AMT’s cash resources. In some cases, you can identify forward- looking statements by terminology such as “believe,” “estimate,” “intend,” “may,” “plan,” “potentially,” “will,” “expect,” “enable,” “likely” or the negative of these terms or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Actual events, trends or results could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements based on various factors. Information regarding the foregoing and additional risks may be found in the section entitled “Risk Factors” in AMT’s Annual and Quarterly Reports on Form 10-K and 10-Q filed with the Securities and Exchange Commission (the “SEC”), and AMT’s future reports to be filed with the SEC. These forward-looking statements are made as of the date of this press release, and AMT assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law.

Applied Molecular Transport Inc.
Condensed Balance Sheets
(unaudited)
(in thousands)

	September 30, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$18,103	$61,145
Prepaid expenses	457	2,688
Other current assets	259	186
Total current assets	18,819	64,019
Property and equipment, net	31	8,183
Operating lease right-of-use assets	1,165	33,222
Finance lease right-of-use assets	—	584
Restricted cash	—	916
Other assets	—	522
Total assets	$20,015	$107,446
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$161	$1,583
Accrued expenses	2,261	8,660
Lease liabilities, operating lease - current	1,353	4,639
Lease liabilities, finance lease - current	—	205
Total current liabilities	3,775	15,087
Lease liabilities, operating lease	—	31,228
Lease liabilities, finance lease	—	49
Other liabilities	—	244
Total liabilities	3,775	46,608
Commitments and contingencies
Stockholders’ equity:
Common stock	4	4
Additional paid-in capital	434,393	426,804
Accumulated deficit	(418,157)	(365,970)
Total stockholders’ equity	16,240	60,838
Total liabilities and stockholders’ equity	$20,015	$107,446

Applied Molecular Transport Inc.
Condensed Statements of Operations
(unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Operating expenses:
Research and development	$250	$18,233	$15,796	$72,273
General and administrative	7,007	7,281	20,804	28,052
Restructuring, impairment, and related charges	(40)	12	16,832	3,799
Total operating expenses	7,217	25,526	53,432	104,124
Loss from operations	(7,217)	(25,526)	(53,432)	(104,124)
Interest income, net	283	321	1,281	393
Other income (expense), net	(3)	(1)	(36)	5
Net loss	$(6,937)	$(25,206)	$(52,187)	$(103,726)
Net loss per share, basic and diluted	$(0.17)	$(0.65)	$(1.32)	$(2.68)
Weighted-average shares of common stock outstanding, basic and diluted	39,751,028	38,914,570	39,426,218	38,769,226

Refer to the Company’s applicable SEC filings for previously reported periods.
Investor Relations Contact:
Alexandra Santos
Wheelhouse Life Science Advisors
asantos@wheelhouselsa.com
Media Contact:
Aljanae Reynolds
Wheelhouse Life Science Advisors
areynolds@wheelhouselsa.com